UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2014 (March 19, 2014)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Blvd, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 19, 2014, Overland Storage, Inc. (the “Company”) and its wholly-owned subsidiary, Tandberg Data GmbH, a limited liability company organized under the laws of Germany (the “German Subsidiary” and, together with the Company, the “Borrowers”), entered into an Amended and Restated Loan and Security Agreement (the “Amended and Restated Credit Facility”) with Silicon Valley Bank. The Amended and Restated Credit Facility amends and restates the Loan and Security Agreement, dated as of August 9, 2011, by and between the Company and Silicon Valley Bank, as previously amended.

The Amended and Restated Credit Facility provides for an $8,000,000 revolving line of credit, which includes a $3,000,000 sublimit for advances to the German Subsidiary, as well as a separate credit line of $750,000 for letters of credit, foreign exchange contracts and cash management. The revolving line of credit is subject to a borrowing-base initially equal to 80% of the value of certain accounts receivable of the Company and the German Subsidiary. The maturity date of the Amended and Restated Credit Facility is August 7, 2015. Obligations with respect to advances made to the Company under the Amended and Restated Credit Facility are secured by a pledge of substantially all of the Company’s assets other than intellectual property and certain other assets. The Company and the German Subsidiary are jointly and severally liable for obligations with respect to advances made to the German Subsidiary under the Amended and Restated Credit Facility, and such obligations are secured by a pledge of the German Subsidiary’s accounts receivable and certain of its bank accounts and other assets, as well as a pledge of substantially all of the Company’s assets other than intellectual property and certain other assets. Obligations with respect to advances made to the German Subsidiary under the Amended and Restated Credit Facility are also guaranteed by Tandberg Data Holdings S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, a wholly-owned subsidiary of the Company and the sole shareholder of the German Subsidiary. Such guarantee will be secured by a pledge of the equity of the German Subsidiary.

Borrowings by the Company under the Amended and Restated Credit Facility will bear interest at the Prime Rate (as defined in the Amended and Restated Credit Facility) plus a margin of either 1.00% or 1.25%, depending on the Company’s net cash. Borrowings by the German Subsidiary under the Amended and Restated Credit Facility will bear interest at the Prime Rate (as defined in the Credit Facility) plus a margin of either 2.00% or 2.25%, depending on the Company’s net cash. The Company is also obligated to pay other facility fees and arrangement fees customary for a credit facility of this size and type.

The Amended and Restated Credit Facility requires the Borrowers to maintain a liquidity coverage ratio and contains customary covenants, including covenants that limit or restrict the Borrowers’ and their subsidiaries’ ability to incur liens and indebtedness, make certain types of payments, merge or consolidate and make dispositions of assets. The Amended and Restated Credit Facility contains customary events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. Upon the occurrence of an event of default under the Amended and Restated Credit Facility, the lender may cease making loans, terminate the Amended and Restated Credit Facility and declare all amounts outstanding to be immediately due and payable.

The foregoing summary is qualified in its entirety by reference to the Amended and Restated Credit Facility, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amended and Restated Loan and Security Agreement between the Company and Silicon Valley Bank dated March 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: March 21, 2014		/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Loan and Security Agreement between the Company, Tandberg Data GmbH and Silicon Valley Bank dated March 19, 2014.